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Exhibit 10.33

RESTRICTED STOCK UNIT AGREEMENT FOR THE CEO
PURSUANT TO THE
HAWAIIAN TELCOM 2010 EQUITY INCENTIVE PLAN

* * * * *

Participant:    ERIC K. YEAMAN

Grant Date:

Number of Restricted Stock Units granted:

* * * * *

        THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this "Agreement"), dated as of the Grant Date specified above, is entered into by and between Hawaiian Telcom Holdco, Inc., a Delaware corporation (the "Company"), and the Participant specified above, pursuant to the Hawaiian Telcom 2010 Equity Incentive Plan (the "Plan"), which is administered by the Committee; and

        WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units ("RSUs") provided herein to the Participant, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share.

        NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

        1.    Incorporation By Reference; Plan Document Receipt.    This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the RSUs hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.

        2.    Grant of Restricted Stock Unit Award.    The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant's interest in the Company for any reason. The Participant shall not have the rights of a stockholder in respect of the Shares underlying this Award until such Shares are delivered to the Participant in accordance with Section 4.

        3.    Vesting.

          (a)    General.    Except as otherwise provided in this Section 3, RSUs subject to this Award shall vest as follows, provided that the Participant is then employed by the Company or one of its Subsidiaries on each applicable vesting date set forth below (each, a "Vesting Date"):

    (i)
    Time-Based RSUs.    Fifty percent (50%) of the total RSUs subject to this Award (the "Time-Based RSUs") shall vest in equal installments of twelve and one-half percent (12.5%) of the total RSUs subject to this Award on each of the first four annual anniversaries of the effective date of the Company's emergence from chapter 11 (the "Emergence Date"); and

    (ii)
    Performance-Based RSUs.    An amount of RSUs equal to twelve and one-half percent (12.5%) of the total RSUs subject to this Award (the "Performance-Based RSUs") shall vest on the applicable Determination Date (as defined below) for each of the following calendar years in the event the Performance Goal (as defined below) for that calendar year is met: 2011, 2012, 2013, and 2014 (each, a "Performance Year"). Notwithstanding the foregoing, the Committee in its sole discretion, after consideration of such factors as it deems appropriate, may reduce the number of Performance-Based RSUs that otherwise would vest pursuant to this Section 3(a)(ii), or may vest all or any portion of the Performance-Based RSUs if the Performance Goal is not met but the Committee determines that the vested portion appropriately reflects success against the performance goals utilized for the Company's Performance Compensation Plan. The Shares delivered in respect of RSUs that vest pursuant to this Section 3(a)(ii) shall be non-transferable, provided such transfer restrictions shall lapse in equal installments on each of the first three (3) annual anniversaries of the date on which such RSUs became vested, except as provided in Sections 3(b) and 3(c) below.

      The "Performance Goal" for a Performance Year shall be satisfied if the Company's adjusted EBITDA for that Performance Year is at least three percent (3%) greater than the adjusted EBITDA for the immediately preceding calendar year (this preceding calendar year is referred to herein as the "Measurement Year"). If the Performance Goal is not achieved for a Performance Year when compared with its Measurement Year, the RSUs that were subject to vesting pursuant to this Section 3(a)(ii) with respect to such Performance Year shall vest on the Determination Date for any subsequent Performance Year if the adjusted EBITDA for such subsequent Performance Year is at least as great as the adjusted EBITDA for the Measurement Year multiplied by a percentage that is equal to three percent (3%) annual compounded growth calculated from such Measurement Year to such subsequent Performance Year.

      The "Determination Date" for each Performance Year shall be the date in the year following the Performance Year on which the Committee determines whether the Performance Goal for the Performance Year has been met; provided, however, that with respect to each Performance Year, the Determination Date shall not be later than earlier of (i) thirty (30) days following the completion of the Company's final audited financial statement for such Performance Year, and (ii) April 30 of the year following such Performance Year.

      Any determinations made pursuant to this Section 3(a)(ii) by the Committee shall be made in the sole and absolute discretion of the Committee and shall be conclusive and binding on the parties for all purposes.

          (b)    Certain Terminations.

    (i)
    Upon the Participant's Termination due to the Participant's death or Disability, the unvested Time-Based RSUs scheduled to become vested on the anniversary of the Emergence Date next following the Participant's Termination, and the unvested Performance-Based RSUs scheduled to become vested on the Determination Date next following the Participant's Termination, shall immediately become vested and be paid as provided in Section 4 and any transfer restrictions applicable to any Shares previously issued upon vesting of Performance-Based RSUs shall immediately lapse upon the Participant's Termination.

    (ii)
    Upon the Participant's Termination due to the Termination by the Company without Cause or Termination by the Participant for Good Reason, the unvested Time-Based RSUs scheduled to become vested on the anniversary of the Emergence Date next following the Participant's Termination shall immediately become vested and the unvested Performance-Based RSUs scheduled to become vested on the Determination Date next following the Participant's Termination shall remain outstanding notwithstanding Section 3(e) and shall vest on the Determination Date next following the Participant's Termination based on actual performance as determined pursuant to the provisions of Section 3(a)(ii) above or, if not vested, shall be forfeited on the Determination Date, and any transfer restrictions applicable to any Shares previously issued upon vesting of Performance-Based RSUs shall immediately lapse upon the Participant's Termination.

          (c)    Change in Control.    Upon the occurrence of a Change in Control while the Participant is employed by the Company or its Subsidiaries, (I) unvested Performance-Based RSUs shall immediately become vested, subject to the achievement of the Performance Goal as determined by the Committee in its sole discretion at the time of the Change in Control based upon such facts and circumstances as the Committee deems appropriate, and any transfer restrictions applicable to any Shares previously issued upon vesting of Performance-Based RSUs shall immediately lapse upon the Change in Control, and (II) a pro rata portion of the unvested Time-Based RSUs shall immediately become vested in an amount equal to (x) the number of Time-Based RSUs scheduled to vest on the anniversary of the Emergence Date next following the Change in Control, multiplied by (y) the ratio, the numerator of which is the number of days that have elapsed from the immediately preceding anniversary of the Emergence Date (or the Emergence Date, if the Change in Control occurs less than one year following the Emergence Date) to the date of the Change in Control and the denominator of which is 365 and any remaining unvested Time-Based RSUs shall be immediately forfeited upon the Change in Control. Any RSUs that vest pursuant to this Section 3(c) shall be paid as provided in Section 4.

          (d)    Leaves of Absence.    Notwithstanding anything stated herein or the Plan to the contrary, if the Participant takes a leave of absence, the Company may, at its discretion, suspend vesting during the period of leave to the extent permitted under applicable local law.

          (e)    Forfeiture.    Except as set forth in Section 3(b) above, all unvested RSUs shall be immediately forfeited upon the Participant's Termination for any reason.

        4.    Delivery of Shares.    Subject to Sections 10 and 13, RSUs shall be automatically settled in Shares upon vesting of such RSUs. In connection with the delivery of the Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company. In no event shall a Participant be entitled to receive any Shares with respect to any unvested or forfeited portion of the RSU award.

        5.    Dividends and Other Distributions.    The Participant shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying the RSUs, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying RSUs and shall be paid at the time the Shares are delivered pursuant to Section 4.

        6.    Non-transferability.

          (a)    Restriction on Transfers.    All RSUs, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of these RSUs, or the levy of any execution, attachment or similar legal process upon these RSUs, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

          (b)    Other Rights.    Notwithstanding anything herein to the contrary, the Participant, and any permitted transferee, shall not, directly or indirectly, Transfer any Shares acquired by the

  Participant or permitted transferee (or his or her estate or legal representative), unless in each such instance the Participant or permitted transferee (or his or her estate or legal representative) shall have first offered to the Company the Shares proposed to be Transferred pursuant to a bona fide offer from a third party. The right of first refusal must be exercised by the Company by delivering to the Participant or permitted transferee (or his or her estate or legal representative) written notice of such exercise within twenty (20) business days of the Company's receipt of written notification of the proposed sale. Upon the exercise of a right of first refusal, the Shares proposed to be sold shall be purchased by the Company at the price per share offered to be paid by the prospective transferee. The notice of exercise of the right of first refusal shall specify the date and location for the closing of such purchase. This right of first refusal shall expire immediately upon the effectiveness of the filing of a Form 10 with the Securities and Exchange Committee or, if later, the date that the Company's shares otherwise become registered with the Securities and Exchange Commission.

        7.    Entire Agreement; Amendment.    This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

        8.    Acknowledgment of Employee.    This award of RSUs does not entitle Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant's ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

        9.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without reference to the principles of conflict of laws thereof.

        10.    Withholdings and Required Deductions.    Prior to any relevant tax, withholding or required deduction event, as applicable, the Participant agrees to make arrangements satisfactory to the Company for the satisfaction of any applicable tax, withholding, required deduction and payment on account obligations of the Company and/or any Affiliate that arise in connection with the RSUs. In this regard, the Participant authorizes the Company and/or any Affiliate, or their respective agents, at their discretion, to satisfy any obligations related to any taxes or other required deductions applicable to the RSUs by one or a combination of the following: (1) withholding from the Participant's wages or other cash compensation payable to the Participant by the Company or any Affiliate; (2) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization); (3) withholding of Shares that otherwise would be issued upon settlement of the RSUs; or (4) any other arrangement approved by the Company. Unless the tax obligations or other required deductions described herein are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares.

        11.    No Right to Employment.    Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement or in the Plan shall interfere with or restrict in any way the rights of the Company or its Subsidiaries to terminate the Participant's employment or service at any time, for any reason and with or without cause.

        12.    Notices.    Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

          (a)   If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

          (b)   If such notice is to the Participant, at his/her address as shown on the Company's records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

        13.    Compliance with Laws.    This issuance of RSUs (and the Shares underlying the RSUs) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue these RSUs or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

        14.    Binding Agreement; Assignment.    This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

        15.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

        16.    Headings.    The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

        17.    Further Assurances.    Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

        18.    Severability.    The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HAWAIIAN TELCOM HOLDCO, INC.
By:
Name:
Title:
PARTICIPANT

Name:	Eric K. Yeaman

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  Exhibit 10.33
RESTRICTED STOCK UNIT AGREEMENT FOR THE CEO PURSUANT TO THE HAWAIIAN TELCOM 2010 EQUITY INCENTIVE PLAN